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[GARTNER GROUP LOGO AND LETTERHEAD APPEARS HERE]

                                                                    Exhibit 23.3

July 18, 2001

Mr. Bertrand Loy
Vice President and Chief Financial Officer
Mykrolis Corporation
1 Patriots Park
Bedford, MA 01730

Dear Mr. Loy:

You have our approval to use the requested quotes as stated below for inclusion in your Form S-1 Registration Statement:

"THESE MARKET DATA HAVE BEEN INCLUDED IN A REPORT PUBLISHED ON MAY 16, 2001 BY GARTNER, INC., AN INDEPENDENT MARKET RESEARCH COMPANY, ENTITLED 'WORLDWIDE SEMICONDUCTOR FORECAST AND TRENDS, SPRING 2001: DOWNPOUR ON THE PARTY' AND A REPORT PUBLISHED ON JULY 12, 2001 BY GARTNER, INC. ENTITLED 'SEMICONDUCTOR CAPITAL SPENDING AND EQUIPMENT MARKET OUTLOOK: 2001 IS A WRITE-OFF BUT 2002 COULD BRING A NEW DAWN'."

And

"GARTNER, INC., AN INDEPENDENT MARKET RESEARCH COMPANY, REPORTED THAT THE WORLDWIDE SEMICONDUCTOR MARKET IS EXPECTED TO GROW FROM APPROXIMATELY $188 BILLION IN 2001 TO APPROXIMATELY $337 BILLION IN 2005, REPRESENTING A COMPOUND ANNUAL GROWTH RATE OF APPROXIMATELY 16%."

And

"GARTNER, INC. ESTIMATES THAT THE WORLDWIDE SEMICONDUCTOR CAPITAL SPENDING MARKET IS EXPECTED TO GROW FROM APPROXIMATELY $47 BILLION IN 2001 TO APPROXIMATELY $92 BILLION IN 2005, REPRESENTING A COMPOUND ANNUAL GROWTH RATE OF APPROXIMATELY 18%."

We hereby consent to the use in the Registration Statement on Form S-1 of our name and reference to us in the above quotations, and to the inclusion of data contained in, our reports entitled "Worldwide Semiconductor Forecast and Trends, Spring 2001: Downpour on the Party" and "Semiconductor Capital Spending and Equipment Market Outlook: 2001 is a Write-Off But 2002 Could Bring a New Dawn", which appear in such Registration Statement.

Sincerely yours,

/s/ Ronald Steiner
-----------------------
Ronald Steiner
Director, Gartner Dataquest Cross Technology Programs, NA